CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 033-65822 on Form
N-1A of our report dated February 23, 2015, relating to the financial statements and financial highlights of Pioneer Real Estate Shares
(the "Fund"), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2014. We also consent to the references to us under the headings "Financial
Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
Aptil 24, 2015